HA SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.
EXECUTIVE PROTECTION PLAN
Plan Document/Summary Plan Description
HA Sustainable Infrastructure Capital, Inc. (the "Company") has adopted this Executive Protection Plan (the "Plan") for the benefit of certain management employees of the Company, the Partnership and their respective Subsidiaries (hereinafter referred to as the "Company Group"), on the terms and conditions hereinafter stated. Participation in this Plan is generally intended to be limited to those management employees designated as eligible for the Plan by the Committee who receive and return a Participation Notice and Agreement in the form attached hereto as Exhibit A.
The Plan shall be effective on the Effective Date. This Plan supersedes, solely for the Participant, the applicable terms and conditions of any prior plans, policies, guidelines, arrangements, agreements, letters and/or other communication, whether formal or informal, written or oral sponsored by any member of the Company Group and/or entered into by any representative of the Company Group that might otherwise provide severance benefits (collectively, all of those "Other Severance Arrangements").
The Plan is not intended to be an "employee pension benefit plan" or "pension plan" within the meaning of Section 3(2) of ERISA. Rather, this Plan is intended to be a "welfare benefit plan" within the meaning of Section 3(1) of ERISA and to meet the descriptive requirements of a plan constituting a "severance pay plan" within the meaning of regulations published by the Secretary of Labor DOL regulation at Section 2510.3-2(b) of Part 2510 of Chapter XXV, Title 29 of the United States Code of Federal Regulations. Accordingly, any benefits paid pursuant to the terms of the Plan are not deferred compensation for purposes of ERISA, and no Participant shall have a vested right to such benefits. To the extent applicable, it is intended that portions of this Plan either comply with or be exempt from the provisions of Code Section 409A. This Plan shall be administered in a manner consistent with this intent and any provision that would cause this Plan to fail to either constitute a welfare benefit plan under ERISA or comply with or be exempt from Code Section 409A, as the case may be, shall have no force and effect.
1.Definitions.
(a)"Accrued Obligations" means (i) all accrued but unpaid Base Salary through the Termination Date; (ii) any unpaid or unreimbursed expenses incurred in accordance with the policies of the Employer; and (iii) any benefits provided under the employee benefit plans and programs of the Company Group upon a Termination (excluding any Other Severance Arrangements), including rights with respect to Company equity (or equity derivatives) or equity-based incentive awards, in each case which shall be subject to terms of the applicable plan or agreement applicable upon such a Termination.
(b)"Affiliate" means any Person that directly or indirectly controls, is controlled by or is under common control with the Company. The term "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting or other securities, by contract or otherwise.
(c)"Annual Bonus Program" means any annual cash incentive bonus program in which the Participant participates as of the or prior to the date of a Qualifying Termination.
(d)"Asset Sale" means the sale, transfer or other disposition of all or substantially all of the assets of the Company to any Person that is not an Affiliate of the Company.
(e)"Average Bonus" means, with respect to a Participant, the average of the actual amount paid to such Participant pursuant to any Annual Bonus Program for each of the prior two plan years (or such shorter period that the Participant has been employed).
(f)"Base Salary" means a Participant's then current annual base salary rate immediately prior to his or her Termination (or, if higher, the annual base salary immediately prior to an event that constitutes a Constructive

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Termination hereunder) exclusive of any bonus payments or additional payments, unpaid or unreimbursed expenses, under any benefit plan sponsored by the Company Group, including but not limited to, any ERISA plans, stock plans, incentive and deferred compensation plans, insurance coverage or medical benefits and without regard to any salary deferrals under the benefit or deferred compensation plans or programs of the Company Group.
(g)"Board" means the Board of Directors of the Company.
(h)"Cause" means, unless otherwise provided in the Participant's employment agreement or offer letter, the Participant's:
(i)conviction of, or plea of nolo contendere to, a felony or any crime involving moral turpitude or fraud (but excluding traffic violations) that is injurious to the business or reputation of the Company;
(ii)failure to perform the Participant's material duties assigned by the Company (other than any such failure resulting from Participant's incapacity due to injury or physical or mental illness of which the Company is notified pursuant to the Company's policies and procedures);
(iii)conduct constituting an act of misconduct or negligence in connection with the performance of Participant's duties, including, without limitation, embezzlement or the misappropriation of funds or property of the Company or any Affiliate or other conduct that is injurious to the Company or any Affiliate;
(iv)failure to adhere to the lawful directions of the Board, the Company's officers, or Participant's manager or supervisor, or to comply with policies or practices of the Company or any Affiliate, including, without limitation, employee handbooks, operating manuals and procedures, and code of conduct;
(v)material breach of any covenant contained in any material agreement between the Participant and the Company;
(vi)failure to comply with applicable law, rules or regulations;
(vii)conduct constituting harassment or discrimination; or
(viii)conduct or acts, or failure or omission to act, constituting a dereliction of duty or other misconduct.
If the Claims Administrator determines that Cause has occurred, then Participant's employment may be terminated by the Company for Cause and the Participant shall be ineligible to receive payments or benefits under this Plan. The Claims Administrator's determination shall be made in good faith.
(i)"Change in Control" shall have the meaning set forth in the 2022 Hannon Armstrong Sustainable Infrastructure Capital, Inc., as in effect as of the Effective Date of this Plan.
(j)"Claims Administrator" means the Committee or such other individual or group of individuals as may be appointed as the claims administrator under the Plan by the Committee from time to time.
(k)"Code" means the Internal Revenue Code of 1986, as amended, and the rules, regulations or other interpretative guidance promulgated thereunder, as well as any successor laws in replacement thereof.
(l)"Committee" means the Compensation Committee of the Board.
(m)"Constructive Termination" means the occurrence of any of the following without the Participant's consent:, (i) a material reduction in the Participant's Base Salary or Target Bonus Amount other than a reduction in Base Salary in connection with an across-the-board reduction which does not exceed 10% of the Participant's Base Salary and that is applied to all senior executives of the Company; (ii) the failure of the Company to pay a Participant's Base Salary or earned annual bonus payment within thirty (30) days after the date on which any such payment is due; (iii) other than in connection with an amendment to the Plan in accordance with Section 5 and the Participation Notice and Agreement, a change in title such that the Participant's Benefit Tier set forth in Exhibit C has been reduced; or (iv) a relocation of the Participant's principal place of employment by more than 50 miles that extends the Participant's commute by more than 50 miles other than with respect to any Participant that is covered under a remote work arrangement; provided that any event described in clauses (i) through (iv) shall not constitute a Constructive Termination unless the Company fails to cure such event within 30 days after receipt from

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the Participant of written notice of the event which otherwise would constitute Constructive Termination; and provided, further, that a "Constructive Termination" shall cease to exist for an event on the 30th day following the Participant's knowledge thereof, unless the Participant has given the Committee written notice thereof prior to such date.
(n)"Disability" shall mean with respect to a Participant, a medically determinable physical or mental impairment as a result of which such Participant is unable to engage in any substantial gainful activity by reason of such impairment and which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.
(o)"Effective Date" means May 1, 2026.
(p)"Employer" means, with respect to any Participant, (i) prior to a Change in Control, the member of the Company Group at which such Participant is employed; and (ii) following a Change in Control, the entity that the Participant is employed by immediately after such Change in Control.
(q)"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules, regulations or other interpretive guidance promulgated thereunder, as well as any successor laws in replacement thereof.
(r)"Participant" means any management employee designated as eligible for the Plan by the Committee who is selected by the Committee to participate in the Plan and returns to the Company an executed Participation Notice and Agreement. For the avoidance of doubt, "Participant" excludes any individual who commences employment with the Company or any of its Subsidiaries after the effective date of a Change in Control.
(s)"Participation Notice and Agreement" means the form of participation notice and agreement to the terms of the Plan, substantially in the form set forth in Exhibit A hereto.
(t)"Partnership" means Hannon Armstrong Sustainable Infrastructure, L.P., a Delaware limited partnership (or its successor).
(u)"Person" means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, and any successor thereto).
(v)"Proprietary Information" means any and all data and information concerning the business affairs of the Company or any of its Subsidiaries and not generally known in the industry in which the Company or any of its Subsidiaries is or may become engaged, and any other information concerning any matters affecting or relating to the Company's or its Subsidiaries businesses, but in any event Proprietary Information shall include, any of the Company's and its Subsidiaries' past, present or prospective business opportunities, including information concerning acquisition opportunities in or reasonably related to the Company's or its Subsidiaries businesses or industries, customers, customer lists, clients, client lists, track records, the prices the Company Group obtains or has obtained from the sale of, or at which it sells or has sold, its products, unit volume of sales to past or present customers and clients, or any other information concerning the business of the Company Group, its manner of operation, its plans, processes, figures, sales figures, projections, estimates, tax records, personnel history, accounting procedures, promotions, supply sources, contracts, know-how, trade secrets, information relating to research, development, inventions, technology, manufacture, purchasing, engineering, marketing, merchandising or selling, or other data without regard to whether all of the foregoing matters will be deemed confidential, material or important. Proprietary Information does not include any information that a Participant has obtained from a Person other than an employee of the Company or a Subsidiary, which was disclosed to him without a breach of a duty of confidentiality.
(w)"Protective Covenants" means any restrictive covenant that a Participant is subject to pursuant to an agreement with any member of the Company Group including, without limitation, those set forth on Appendix A to the Participation Notice and Agreement.
(x)"Qualifying Change in Control Termination" means a Participant's Termination by the Employer without Cause (and other than as a result of the Participant's death or during the Participant's Disability) or, if the Participant is in Tier A or Tier B, as reflected in Exhibit C to the Plan and in the Participant's Participation Notice and Agreement, by the Participant as a result of a Constructive Termination during the one-year period beginning on the date of a Change in Control; provided, however, it shall not be considered a Qualifying Change in Control Termination if:

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(i)such Participant's employment with the Employer is terminated upon the expiration of a leave of absence by reason of his or her failure to return to work at such time or the absence at such time of an available position for which such Participant is qualified;
(ii)such Participant's employment with the Employer is terminated in connection with an Asset Sale, but only if the Committee determines in its sole discretion that, in connection with such Change in Control, either (A) such Participant was offered employment with the purchaser (or Affiliate thereof) (x) in a position of comparable authority and duties, (y) at the same or greater Base Salary and Target Bonus Amount opportunity, and (z) employee benefits that are substantially similar in the aggregate, in each case, to those as in effect immediately prior such Asset Sale, or (B) such Participant voluntarily elected not to participate in the purchaser's selection process for employment with the purchaser (or Affiliate thereof) following such Asset Sale.
(iii)Notwithstanding the foregoing, it shall not be a Qualifying Change in Control Termination if the Participant is rehired by the Company or an Affiliate (including any successor) following an Asset Sale with no interruption of service, in the same or substantially equivalent position, with substantially equivalent compensation and benefits (including, without limitation, accrued paid time off), and without the imposition of any new waiting periods or limitations on benefits eligibility; provided that the Participant shall, in such circumstances, continue to be a Participant in the Plan and remain eligible to receive benefits in accordance with the Plan's terms and Participant's Tier shall not be reduced or negatively impacted by such technical termination.
(y)"Qualifying Termination" means a Participant's Termination by the Employer without Cause (and other than as a result of the Participant's death or during the Participant's Disability) or, if the Participant is in Tier A or Tier B, as reflected in Exhibit C to the Plan and in the Participant's Participation Notice and Agreement, by the Participant as a result of a Constructive Termination; provided, however, it shall not be considered a Qualifying Termination if:
(i)such Participant's employment with the Employer is terminated upon the expiration of a leave of absence by reason of the Participant's failure to return to work at such time; or
(ii)such Participant's employment with the Employer is terminated in connection with an asset sale transaction that is not a Change in Control, but only if the Committee determines in its sole discretion that, in connection with such asset sale transaction, either (A) such Participant was offered employment with the purchaser (or Affiliate thereof) (x) in a position of comparable authority and duties, (y) at the same or greater Base Salary and Target Bonus Amount opportunity, and (z) employee benefits that are substantially similar in the aggregate, in each case, to those as in effect immediately prior such transaction, or (B) such Participant voluntarily elected not to participate in the purchaser's selection process for employment with the purchaser (or Affiliate thereof) following such transaction.
(z)"Release Agreement" means a release of claims, substantially in the form attached hereto as Exhibit B, pursuant to which a Participant may be required to (i) acknowledge the receipt of the severance payment and other benefits; and (ii) release the Company Group (including the Employer) and other Persons and entities designated by the Company from any liability arising from his or her employment or termination (other than with respect to the Participant's rights under the Plan).
(aa)"Release Effectiveness Date" means the date the Release Agreement becomes effective and irrevocable.
(ab)"Restricted Business" means the provision of debt and/or equity financing for sustainable infrastructure projects that increase energy efficiency, provide cleaner energy sources, positively impact the environment and make more efficient use of natural resources, or any other business in which a member of the Company Group engages in or has taken material steps to engage in as of the Termination Date, in each case of, to the extent such activities compete with the Company Group.
(ac)"Restricted Period" means, with respect to a Participant, the period in which a Participant is employed by a member of the Company Group plus a number of months following termination of employment with the Company Group equal to the Welfare Continuation Period with respect to such Participant; provided, that, for the avoidance of doubt, the Restricted Period (and corresponding covenants in Appendix A of the Participation Notice and Agreement) shall apply following termination of employment under any circumstance, without regard to whether such termination was a Qualifying Termination or Qualifying Change in Control Termination (or whether the Participant is entitled to benefits hereunder).

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(ad)"Severance Multiple" means, as to any Participant, the Severance Multiple set forth in Exhibit C applicable to the Participant's position as of the Termination Date with respect to a Qualifying Termination or a Qualifying Change in Control Termination (but disregarding any diminution in position that has given rise to a Constructive Termination), unless otherwise set forth in the Participation Notice and Agreement.
(ae)"Severance Payment Period" means, as to any Participant, the Severance Payment Period set forth in Exhibit C applicable to the Participant's position as of the Termination Date with respect to a Qualifying Termination or a Qualifying Change in Control Termination (but disregarding any diminution in position that has given rise to a Constructive Termination), which, for the avoidance of doubt, shall be a single lump sum unless otherwise set forth in the Participation Notice and Agreement.
(af)"Subsidiary" means any Person (other than a natural person) where the Company owns a majority of the voting stock or membership interests of such Person or otherwise has the right to appoint the majority of the directors or other governing body of such Person.
(ag)"Target Bonus Amount" means a Participant's target annual bonus under the Annual Bonus Program.
(ah)"Termination" means the termination of a Participant's employment or service, as applicable, with all members of the Company Group for any reason (including death), other than any termination of a Participant's employment with the Employer by reason of a transfer to the employ of another member of the Company Group.
(ai)"Termination Date" shall mean, with respect to a Participant, the date of the Participant's Termination.
(aj)"Welfare Continuation Period" means, as to any Participant the Welfare Continuation Period set forth in Exhibit C applicable to the Participant's position as of the Termination Date with respect to a Qualifying Termination or a Qualifying Change in Control Termination (but disregarding any diminution in position that has given rise to a Constructive Termination), unless otherwise set forth in the Participation Notice and Agreement; provided, however, that the Welfare Continuation Period shall terminate earlier as of the date the Participant becomes eligible to receive any health benefits as a result of subsequent employment or service.
2.Eligibility. Eligibility to participate in the Plan shall be limited to any employee of the Company Group that is designated as a Participant by the Committee; provided that, as a condition of participation in the Plan, the Participant must execute and submit a Participation Notice, and following the Participant's Termination, a Release Agreement.
3.Termination of Employment.
(a)Payments on Specified Terminations. If a Participant's Termination is a Qualifying Termination or Qualifying Change in Control Termination, in addition to any Accrued Obligations, subject to such Participant's execution and delivery, and non-revocation of the Release Agreement, as contemplated in subsection (e) below, the Participant shall be entitled to the following payments and benefits:
(i)Cash Severance. An amount equal to such Participant's applicable Severance Multiple, multiplied by (A) such Participant's Base Salary and (B), if applicable to such Participant under Exhibit C, Average Bonus, as determined under and in accordance with Exhibit C. Such amount shall be paid in a single lump sum during the first payroll period after the Release Effectiveness Date;
(ii)COBRA Continuation Payment. A cash payment in an amount equal to the difference between the monthly COBRA premium (other than for health flexible savings account coverage) paid by a Participant as of the Participant's Termination Date for the Participant and the Participant's dependents, and the monthly premium amount for such group health plan coverage paid by similarly situated active executives of the Company, payable monthly for each month of the Welfare Continuation Period in accordance with the Company's payroll practices, with the first such payment in respect of any completed months prior to the Release Effectiveness Date to occur as soon as practicable after the Release Effectiveness Date; and1
(b)Other Termination Events. If a Participant experiences a termination of employment or services with the Company or any of its Subsidiaries which does not constitute a Qualifying Termination or Qualifying

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Change in Control Termination, the Participant shall not be entitled to the payment of any severance or other benefits under the Plan.
(c)Enforcement of Protective Covenants. In the event that the Participant violates any Protective Covenants, then, in addition to any additional forms of the relief the Company may have, including the right to injunctive relief, (i) the Company shall have the right to immediately cease making any payments that it may otherwise owe to the Participant, if any, under this Plan or otherwise; (ii) the Participant will forfeit any remaining rights to payments or continuing benefits provided by this Plan, if there are any; and (iii) upon the Company's demand, the Participant will refund to the Company any amounts, plus interest, previously paid by Company to the Participant, less $1,000 which the Participant shall be entitled to retain as fully sufficient consideration to support and maintain in effect any contractual obligations that the Participant has to the Company prior to the refund, including those pursuant to the Release Agreement.
(d)Subsequently Acquired Evidence. In the event the Company discovers evidence following a Qualifying Termination or Qualifying Change in Control Termination that, if known at the time of termination, would have constituted Cause with respect to a Participant, the Company shall be entitled to suspend any unpaid amounts or benefits that were otherwise due to such Participant under the Plan.
(e)Release Agreement. Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to subsection (a) above (other than the Accrued Obligations) shall be conditioned upon a Participant's execution, delivery to the Company, and non-revocation of the Release Agreement and the expiration of any revocation period contained in such Release Agreement within 60 days following the Termination Date. If a Participant fails to execute the Release Agreement in such a timely manner so as to permit any revocation period to expire prior to the end of such 60 day period, or timely revokes his or her acceptance of such release following its execution, such Participant shall not be entitled to payment of any severance and other benefits under the Plan. Further, to the extent that any of the payments hereunder constitute "nonqualified deferred compensation" for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the 60th day following the date of such Termination, but for the condition on executing the Release Agreement as set forth herein, shall not be made until the first regularly scheduled payroll date following such 60th day, after which any remaining payments shall thereafter be provided to the Participant according to the applicable schedule set forth herein.
(f)Effect on Employment Agreements. Notwithstanding anything to the contrary herein, if and to the extent that an employment agreement or offer letter between the Participant and the Company that is in effect on the Participant's Termination Date provides severance payments and benefits, any payments or benefits to be provided under this Plan shall be reduced by any payments or benefits otherwise provided under such employment agreement or offer letter.
4.Additional Terms.
(a)Taxes. Severance and other payments and benefits under the Plan will be subject to all required federal, state and local taxes and may be affected by any legally required withholdings.
(b)Other Benefit Plans. Payments under the Plan are not deemed "compensation" for purposes of calculating any contributions or accruals under the retirement plans, savings plans, and incentive plans of the Company Group. Accordingly, no contributions to the retirement and savings plans of the Company will be made from the severance payments and other payments and benefits under the Plan, and such plans will not accrue any benefits attributable to payments under the Plan.
(c)Specified Employees. Notwithstanding anything herein to the contrary, (i) if, at the time of a Participant's Termination such Participant is a "specified employee" as defined in Code Section 409A and regulations thereunder, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent the imposition of any accelerated or additional tax under Code Section 409A, then the commencement of the payment of any such payments or benefits hereunder will be deferred (without any reduction or increase in such payments or benefits ultimately paid or provided to the Participant) until the date that is six (6) months following such Participant's Termination (or the earliest date that is permitted under Code Section 409A); and (ii) if any other payments of money or other benefits due to the Participant hereunder would cause the application of an accelerated or additional tax under Code Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Code Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by or at the direction of the Committee, that does not cause such an accelerated or additional tax or result in additional cost to the Company. The Company shall consult with its legal counsel and tax advisors in good faith regarding the implementation of this Section 4(c); provided,

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however, that none of the Company any other member of the Company Group, or any of their respective employees or representatives, shall have any liability to the Participant with respect thereto.
5.Termination or Amendment of the Plan. Except as otherwise set forth in a Participation Notice and Agreement, the Plan may be amended, terminated or discontinued in whole or in part, at any time and from time to time at the discretion of the Board or the Committee; provided, however, that the Plan may not be amended, terminated or discontinued during the two-year period beginning on a Change in Control (except for an amendment to the administrative provisions of the Plan that is considered by counsel to be required pursuant to applicable law). The Plan shall automatically terminate on the second anniversary of a Change in Control; provided, however, that if prior to such termination date a Participant has undergone a Qualifying Termination (or such Participant has delivered notice of a Constructive Termination), then the Plan shall remain in effect with respect to such Participant in accordance with its terms.
6.Limitation Of Certain Payments.
(a)In the event the Company determines that any benefit provided or payment made by the Company and/or an Affiliate to or for the benefit of a Participant, whether paid or payable or distributed or distributable pursuant to the terms of an agreement, plan, program, arrangement of the Company and/or an Affiliate or otherwise (a "Payment") would constitute a "parachute payment" (as defined in section 280G(b)(2) of the Code) and subject the Participant to an excise tax imposed by Code Section 4999 (or any comparable provision of state law) or any interest or penalties related to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Company shall reduce the Payments to an amount that is one dollar less than the smallest amount that would give rise to the Excise Tax (the "Reduced Amount"), but only if, after taking into account all income and employment taxes, such Reduced Amount would be greater than the net after-tax value (after taking into account the Excise Tax and all income and employment taxes) of the unreduced Payments.  Any determination required under this Section 6 shall be made by a nationally recognized certified public accounting firm selected by the Company prior to the date of the Change in Control (the "Accounting Firm") that gives rise to the application of the Excise Tax. All determinations made by the Accounting Firm under this Section 6 shall be binding upon the Company and Participant.
(b)If the Payments must be reduced as provided in Section 6(a), any reduction in Payments required by this provision will occur in the following order: (i) cash payments that may not be valued under Treas. Reg. § 1.280G-1, Q&A-24(c) ("24(c)"), (ii) equity award or equity-based payments that may not be valued under 24(c), (iii) cash payments that may be valued under 24(c), (iv) equity-based payments that may be valued under 24(c) and (v) other types of benefits. With respect to each category of the foregoing, such reduction shall occur first with respect to amounts that are not "deferred compensation" within the meaning of Section 409A of the Code and next with respect to payments that are deferred compensation, in each case, beginning with payments or benefits that are to be paid the farthest in time from the Accounting Firm's determination. If two or more long-term incentive awards are granted on the same date, each award will be reduced on a pro-rata basis. The Participant shall be advised of the determination as to which Payments will be reduced and the reasons therefor, and the Participant and his or her advisors will be entitled to present information that may be relevant to this determination. In no event shall such reduction be effected in a manner that triggers an additional tax under Section 409A of the Code.
(c)The Company and the Participant shall cooperate in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by the Participant (including the Participant's agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, before, on or after the effective date of a Change in Control), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term "parachute payment" within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code.
7.Statement of Rights Under ERISA and Claims Procedures.
(a)Statement of Rights Under ERISA. The Participants are entitled to certain rights and protections under ERISA. ERISA provides that all Participants shall be entitled to:
(i)Receive Information About This Plan and Benefits.
(A)Examine, without charge, at the Claims Administrator's office and at other specified locations, such as worksites, all documents governing this Plan and a copy of the latest annual report (Form 5500 Series) filed by this Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

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(B)Obtain, upon written request to the Claims Administrator, copies of documents governing the operation of this Plan and copies of the latest annual report (Form 5500 Series) and any updated summary plan description. The Claims Administrator may make a reasonable charge for the copies.
(C)Receive a summary of this Plan's annual financial report, if any. The Claims Administrator is required by law to furnish each Participant with a copy of this summary annual report.
(b)Prudent Actions by Plan Fiduciaries. In addition to creating rights for the Participants, ERISA imposes duties upon the people who are responsible for the operation of this Plan. The people who operate this Plan, called "fiduciaries" of this Plan, have a duty to do so prudently and in the interest of the Participants and their beneficiaries. No one, including any employer or any other person, may fire a Participant or otherwise discriminate against a Participant in any way to prevent the Participant from obtaining a benefit under this Plan or exercising the Participant's rights under ERISA.
(c)Enforcement Rights. If a Participant's claim for a benefit under this Plan is denied or ignored, in whole or in part, the Participant has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules. Under ERISA, there are steps the Participant can take to enforce the above rights. For instance, if the Participant requests a copy of plan documents or the latest annual report from this Plan and does not receive them within 30 days, the Participant may file suit in a federal court. In such a case, the court may require the Claims Administrator to provide the materials and pay the Participant up to $110 a day until the Participant receives the materials, unless the materials were not sent because of reasons beyond the control of the Claims Administrator. If the Participant has a claim for benefits which is denied or ignored, in whole or in part, subject to the Participant's compliance with this Section 7(c), the Participant may file suit in a state or federal court. In addition, if the Participant disagrees with this Plan's decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, the Participant may file suit in federal court. If it should happen that plan fiduciaries misuse this Plan's money, or if the Participant is discriminated against for asserting the Participant's rights, the Participant may seek assistance from the U.S. Department of Labor, or the Participant may file suit in a federal court. The court will decide who should pay court costs and legal fees. If the Participant is successful, the court may order the person the Participant has sued to pay these costs and fees. If the Participant loses, the court may order the Participant to pay these costs and fees, for example, if it finds the Participant's claim is frivolous.
(d)Assistance with Questions. If a Participant has any questions about this Plan, the Participant should contact the Claims Administrator. If a Participant has any questions about this statement or about the Participant's rights under ERISA, or if a Participant needs assistance in obtaining documents from the Claims Administrator, the Participant should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the Participant's telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. The Participant may also obtain certain publications about the Participant's rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.
(e)Claims Procedures.
(i)Initial Claims. A Participant who believes he or she is entitled to a payment under this Plan that has not been received may submit a written claim for benefits under this Plan within 60 days after the Participant's date of termination or such other date on which the Participant first became aware of the events giving rise to such claim. Claims shall be addressed and sent to:
(f)Attention: Chief Legal Officer, HA Sustainable Infrastructure Capital, Inc.
(g)One Park Place Suite 200
(h)Annapolis, MD 21401
(i)
(i)If the Participant's claim is denied, in whole or in part, the Participant will be furnished with written notice of the denial within 90 days after the Claims Administrator's receipt of the Participant's written claim, unless special circumstances require an extension of time for processing the claim, in which case the decision period may be extended by up to an additional 90 days. If such an extension of time is necessary, written notice of the extension will be furnished to the Participant before the termination of the initial 90-day period and will describe the circumstances requiring the extension and the date by which a decision is expected to be rendered. Written notice of the denial of the Participant's claim will contain the following information:
(ii)the reason or reasons for the denial of the Participant's claim;

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(iii)references to the Plan provisions on which the denial of the Participant's claim was based;
(iv)a description of any additional information or material required by the Claims Administrator to reconsider the Participant's claim (to the extent applicable) and an explanation of why such material or information is necessary; and
(v)a description of this Plan's review procedures and time limits applicable to such procedures, including a statement of the Participant's right to bring a civil action under Section 502(a) of ERISA following a benefit claim denial on review.
(j)Appeal of Denied Claims. If the Participant's claim is denied, the Participant (or his or her authorized representative) may file a request for review of the claim in writing with the Claims Administrator. This request for review must be filed no later than 60 days after the Participant has received written notification of the denial.
(i)Such request for review may include any comments, documents, records, and other information relating to his or her claim for benefits.
(ii)The Participant has the right to be provided with, upon request and free of charge, reasonable access to and copies of all pertinent documents, records and other information that is relevant to his or her claim for benefits.
(iii)The review of the denied claim will take into account all comments, documents, records, and other information that the Participant submitted relating to his or her claim, without regard to whether such information was submitted or considered in the initial denial of his or her claim.
(k)Administrator's Response to Appeal. The Claims Administrator will notify the Participant of its decision within sixty (60) days after the Claims Administrator's receipt of the Participant's written claim for review; provided that the Participant may extend the review period by up to 60 additional days, if the Claims Administrator notifies the Participant in writing of the need for an extension (and the reason therefor) before the end of the initial 60-day period. If the Claims Administrator makes an adverse decision on appeal, the Claims Administrator shall communicate its decision in a writing that includes:
(i)the reason or reasons for the denial of the Participant's appeal;
(ii)reference to the Plan provisions on which the denial of the Participant's appeal is based;
(iii)a statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, this Plan and all documents, records, and other information relevant to his or her claim for benefits; and
(iv)a statement describing the Participant's right to bring an action under Section 502(a) of ERISA.
(l)Exhaustion of Administrative Remedies. The exhaustion of these claims procedures is mandatory for resolving every claim and dispute arising under this Plan. As to such claims and disputes:
(i)no claimant shall be permitted to commence any arbitration or legal action to recover benefits or to enforce or clarify rights under this Plan or under any provision of law until these claims procedures have been exhausted in their entirety;
(ii)failure to submit a claim, appeal, or any required information by the applicable deadline under these claims procedures shall result in forfeiture of the benefits being claimed;
(iii)in any arbitration or legal action, all explicit and implicit determinations by the Claims Administrator (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law; and
(iv)no legal action or arbitration may be commenced by the Participant later than 180 days subsequent to the date of the written response of the Claims Administrator to a Participant's request for review pursuant to Section 6(f).

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8.General Information.
(a)No Right to Continued Employment. Nothing contained in this Plan shall confer upon any Participant any right to continue in the employ of any member of the Company Group nor interfere in any way with the right of the Company to terminate his or her employment, with or without cause.
(b)Plan Controls. In the event of any inconsistency between this Plan document and any other communication regarding this Plan, this Plan document controls. The captions in this Plan are not part of the provisions hereof and shall have no force or effect.
(c)Plan Not Funded. Amounts payable under this Plan shall be payable from the general assets of the Company, and no special or separate reserve, fund or deposit shall be made to assure payment of such amounts. No Participant, beneficiary or other Person shall have any right, title or interest in any fund or in any specific asset of the Company by reason of participation hereunder. Neither the provisions of this Plan, nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company and any Participant, beneficiary or other Person. To the extent that a Participant, beneficiary or other Person acquires a right to receive payment under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company. Notwithstanding the foregoing, the Company shall have the right to implement or set aside funds in a grantor trust, subject to the claims of the Company's creditors or otherwise, to discharge its obligations under the Plan.
(d)Clawback. To the extent required by applicable law or any applicable securities exchange listing standards, or as otherwise determined by the Committee, amounts paid or payable pursuant to the Plan shall be subject to the provisions of any clawback policy implemented by the Company, which clawback policy may provide for forfeiture, repurchase or recoupment of amounts paid or payable pursuant to the Plan. Notwithstanding any provision of this Plan to the contrary, the Company reserves the right, without the consent of any Participant, to adopt or amend any such clawback policies and procedures.
(e)Non-Transferability of Benefits and Interests. All amounts payable under this Plan are non-transferable, and no amount payable under this Plan shall be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge. This Section 8(d) shall not apply to an assignment of a contingency or payment due: (i) after the death of a Participant to the deceased Participant's legal representative or beneficiary; or (ii) after the disability of a Participant to the disabled Participant's personal representative.
(f)Discretion of Company, Board and Committee. Any decision made or action taken by, or inaction of, the Company, the Board, the Committee or the Claims Administrator arising out of or in connection with the creation, amendment, construction, administration, interpretation and effect of this Plan that is within its authority hereunder or applicable law shall be within the absolute discretion of such entity and shall be conclusive and binding upon all Persons. In the case of any conflict, the decision made or action taken by, or inaction of, the Claims Administrator will control. However, with respect to the authorized officers and senior executives, as designated by the Board in its resolutions, any decision made or action taken by, or inaction of, the Committee controls.
(g)Indemnification. Neither the Board nor the Committee, any employee of the Company, nor any Person acting at the direction thereof (each such Person an "Affected Person"), shall have any liability to any Person (including without limitation, any Participant), for any act, omission, interpretation, construction or determination made in connection with this Plan (or any payment made under this Plan). Each Affected Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense (including attorneys' fees) that may be imposed upon or incurred by such Affected Person in connection with or resulting from any action, suit or proceeding to which such Affected Person may be a party or in which such Affected Person may be involved by reason of any action taken or omitted to be taken under the Plan and against and from any and all amounts paid by such Affected Person, with the Company's approval, in settlement thereof, or paid by such Affected Person in satisfaction of any judgment in any such action, suit or proceeding against such Affected Person; provided that, the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company's choice. The foregoing right of indemnification shall not be available to an Affected Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Affected Person giving rise to the indemnification claim resulted from such Affected Person's bad faith, fraud or willful wrongful act or omission. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Affected Persons may be entitled under the Company's organizational documents, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such Person or hold them harmless.

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(h)Section 409A. Notwithstanding any provision of the Plan to the contrary, if any benefit provided under this Plan is subject to the provisions of Code Section 409A and the regulations issued thereunder, the provisions of the Plan will be administered, interpreted and construed in a manner necessary to comply with Section 409A or an exception thereto. Notwithstanding any provision of the Plan to the contrary, in no event shall the Company (or its employees, officers or directors) have any liability to any Participant (or any other Person) due to the failure of the Plan to satisfy the requirements of Code Section 409A or any other applicable law.
(i)No Duplication. The benefits under this Plan supersede any severance benefits payable upon a Termination previously established under Other Severance Arrangements. In no event shall any Participant receive more than the severance benefits provided for herein, and any severance benefits provided under any Other Severance Arrangement or otherwise, to the extent paid, shall reduce the amounts to be paid hereunder.
(j)Governing Law. All questions pertaining to the construction, regulation, validity and effect of the provisions of this Plan shall be determined in accordance with the laws of Maryland (other than to the extent set forth in the Participation Notice).
(k)Notice. Any notice or other communication required or which may be given pursuant to this Plan shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or two days after it has been mailed by United States express or registered mail, return receipt requested, postage prepaid, addressed to the Company, at One Park Place Suite 200, Annapolis, Maryland 21401, generalcounsel@hasi.com, Attention: Chief Legal Officer; or to the Participant at the Participant's most recent address on file with the Company.
(l)Captions. Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.
(m)Successors. The Plan shall inure to the benefit of and be binding upon the Company and its successors.

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Exhibit A
HA SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.
EXECUTIVE PROTECTION PLAN
Participation Notice and Agreement
Participant:

Qualifying Termination
Severance Multiple:
Average Bonus
Welfare Continuation Period:	Months
Severance Payment Period	Single lump sum
Constructive Termination Severance
Qualifying Change in Control Termination
Severance Multiple:
Average Bonus
Welfare Continuation Period:	Months
Severance Payment Period	Single lump sum
Constructive Termination Severance

I hereby agree to the terms and conditions of the HA Sustainable Infrastructure Capital, Inc. Executive Protection Plan (the "Plan"), including the terms set forth in this Participation Notice and Agreement and the Restrictive Covenants (as defined below) incorporated hereto.
I understand that as a Participant under the Plan (a "Participant"), the terms of the Plan will exclusively govern all subject matters addressed by the Plan, and I understand that, except as expressly provided in the Plan, the Plan supersedes and replaces, as applicable, any and all agreements (including any prior employment agreement), plans, policies, guidelines or other arrangements, including Other Severance Arrangements (as defined in the Plan), with respect to all subject matters covered under the Plan and my rights to severance upon any Covered or Qualifying Termination (as defined in the Plan).
I acknowledge and recognize the highly competitive nature of the businesses of the Company Group, and that I will be allowed access to confidential and proprietary information (including, but not limited to, trade secrets) about those businesses, as well as access to the prospective and actual customers, suppliers, investors, clients and partners involved in those businesses, and the goodwill associated with the Company Group.
Accordingly, I agree to be bound by the provisions of Appendix A to this Participation Notice (the "Restrictive Covenants"), which are incorporated into this Participation Notice and Agreement and made a part hereof.
Dated:

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APPENDIX A
RESTRICTIVE COVENANTS
Capitalized terms used in this Appendix A that are not defined here shall have the meanings given to those terms in the Plan.
Restrictive Covenants.
1.You acknowledge that (i) the principal business of the Company (which expressly includes for purposes of this Appendix A (and any related enforcement provisions hereof), its successors and assigns) is to provide debt and equity financing for sustainable infrastructure projects that increase energy efficiency, provide cleaner energy sources, positively impact the environment and make more efficient use of natural resources (such businesses, and any and all other businesses in which, at the time of your Termination, the Company is actively and regularly engaged or actively pursuing, herein being collectively referred to as the "Restricted Business"); (ii) the Company is one of the limited number of persons who have developed such a business; (iii) the Company's Restricted Business is North American in scope; (iv) your work for the Company has given and will continue to give you access to the confidential affairs and proprietary information of the Company; (v)  your covenants and agreements contained in this Appendix A are essential to the business and goodwill of the Company; and (vi) the Company would not have entered into this Agreement but for the covenants and agreements set forth in this Appendix A. Accordingly, you covenant and agree that:
a.By and in consideration of the salary and benefits to be provided by the Company hereunder, including the severance arrangements set forth herein, and further in consideration of your exposure to the proprietary information of the Company, you covenant and agree that, during the period commencing on the date hereof and ending 12 months following the date upon which you shall cease to be an employee of the Company and its Affiliates (the "Restricted Period"), you shall not in the Restricted Territory (as defined below), directly or indirectly, whether as an owner, partner, shareholder, principal, agent, employee, consultant or in any other relationship or capacity, (A) engage in the Restricted Business (other than for the Company or its Affiliates) or otherwise compete with the Company or its subsidiaries in the Restricted Business or (B) render to a person, corporation, partnership or other entity engaged in the Restricted Business the same services that you render to the Company; provided, however, that, notwithstanding the foregoing, (1) you may invest in securities of any entity, solely for investment purposes and without participating in the business thereof, if (x) such securities are listed on any national securities exchange, (y) you are not a controlling person of, or a member of a group which controls, such entity, and (z) you do not, directly or indirectly, own 5% or more of any class of securities of such entity; and (2) you may continue to serve on any board of directors on which you were serving as of the date of your termination of employment; and (3) you may be employed by or provide services for a company (a "Conglomerate") with multiple lines of businesses, including a line of business competitive with the Company, so long as the following conditions are satisfied: (w) the Conglomerate derives less than ten percent (10%) of its total annual revenue from the line of business that is competitive with the Company (the "Competitive Division"), (x) you are employed by or provide services to a line of business of Conglomerate that is not competitive with the Company; and (y) you do not perform services for the Competitive Division; and (z) you (A) provide the Company with advance notice of such employment or service and (B) inform the Conglomerate in writing of its obligations under this Appendix A.
b.For purposes of this Agreement, the "Restricted Territory" shall mean any (A) state or province in the United States, Canada and Mexico and (B) foreign country or jurisdiction, in the case of

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clause (A) or (B), in which the Company (x) is actively conducting the Restricted Business during the term of employment or (y) has initiated a plan adopted by the Board to conduct the Restricted Business in the two years following the term of employment.
c.During and after the term of employment, you shall keep secret and retain in strictest confidence, and shall not use for your benefit or the benefit of others, except in connection with the business and affairs of the Company and its Affiliates, all non-public confidential matters relating to the Company's Restricted Business and the business of any of its Affiliates and to the Company and any of its Affiliates, learned by you heretofore or hereafter directly or indirectly from the Company or any of its Affiliates (the "Confidential Company Information"), and shall not disclose such Confidential Company Information to anyone outside of the Company except in the course of your duties or with the CEO's express written consent. Confidential Company Information does not include information which at the time of receipt or thereafter becomes publicly known through no wrongful act by you or is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement or which is independently developed or obtained by you on your own time without reliance upon any confidential information of the Company or use of any Company resources. Notwithstanding anything in this Agreement to the contrary, you may disclose Confidential Company Information where you are required to do so by law, regulation, court order, subpoena, summons or other valid legal process; provided, that you, so long as legally permitted to do so, first (A) promptly notify the Company, (B) use commercially reasonable efforts to consult with the Company with respect to and in advance of the disclosure thereof, and (C) reasonably cooperate with the Company to narrow the scope of the disclosure required to be made, in each case, solely at the Company's expense.
1.You are hereby notified that 18 U.S.C. § 1833(b) states as follows: "an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that—(a) is made—(i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal." Accordingly, notwithstanding any other provision of this agreement to the contrary, you have the right to (1) disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of the law or (2) disclose trade secrets in a document filed in a lawsuit or other proceeding so long as that filing is made under seal and protected from public disclosure. Nothing in this agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).
2.You understand that nothing contained in this agreement limits your ability to file a charge or complaint with the equal employment opportunity commission, the national labor relations board, the securities and exchange commission or any other federal, state or local governmental agency or commission (each, a "government agency"). You further understand that this agreement does not limit your ability to communicate with any government agency or with your attorney, including to report possible violations of federal law or regulation or making other disclosures that are protected under the whistleblower provisions of federal law or regulation, or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to the company.
3.During the Restricted Period, you shall not, without the Company's prior written consent, directly or indirectly, solicit or encourage to leave the employment or other service of the Company or any of its subsidiaries, any person or entity who is or was during the six-month period preceding your termination of

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employment, an employee, agent or independent contractor of the Company or any of its subsidiaries. During the Restricted Period, you shall not, whether for your own account or for the account of any other person, firm, corporation or other business organization, solicit for a competing business or intentionally interfere with the Company's or any of its subsidiaries' relationship with, or endeavour to entice away from the Company for a competing business, any person who is or was during the six-month period preceding your termination of employment, a customer, client, agent, or independent contractor of the Company or any of its subsidiaries. For purposes hereof, "customer" and "client," as such terms relate to government customers, mean the program office to which the Company is or was providing any goods or services as of the date hereof or during the one-year period prior to the date hereof.
4.All memoranda, notes, lists, records, property and any other tangible product and documents (and all copies thereof), whether visually perceptible, machine-readable or otherwise, made, produced or compiled by you or made available to you containing Confidential Company Information (A) shall at all times be the property of the Company (and, as applicable, any Affiliates) and shall be delivered to the Company at any time upon its request, and (B) upon your termination of employment, shall be promptly returned to the Company. This section shall not apply to materials that you possessed prior to your business relationship with the Company, to your personal effects and documents, and to materials prepared by you for the purposes of seeking legal or other professional advice.
5.At no time during your employment by the Company or at any time thereafter shall you or any representative of the Company publish any statement or make any statement under circumstances reasonably likely to become public that is critical of the other party, or in any way otherwise be materially injurious to the Restricted Business or reputation of the other party, unless otherwise required by applicable law or regulation or by judicial order.
Rights and Remedies upon Breach.
1.The parties hereto acknowledge and agree that any breach of any of the provisions of Appendix A or any subparts thereof (individually or collectively, the "Restrictive Covenants") may result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if either party breaches, or threatens to commit a breach of, any of the provisions of Appendix A or any subpart thereof, the other party and its Affiliates, in addition to, and not in lieu of, any other rights and remedies available to the other party and its Affiliates under law or in equity (including, without limitation, the recovery of damages), shall have the right and remedy to seek to have the Restrictive Covenants or other obligations herein specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to seek an entry of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, whether or not then continuing, of such covenants.
2.You agree that the provisions of Appendix A of this agreement and each subsection thereof are reasonably necessary for the protection of the Company's legitimate business interests and if enforced, will not prevent you from obtaining gainful employment should your employment with the Company end. You agree that in any action seeking specific performance or other equitable relief, you will not assert or contend that any of the provisions of this Appendix A are unreasonable or otherwise unenforceable as drafted. The existence of

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any claim or cause of action by you, whether predicated on this agreement or otherwise, shall not constitute a defense to the enforcement of the Restrictive Covenants.
3.The provisions of this Appendix A will survive any termination of this agreement.
4.

COMPANY:
HA SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.
By:
Name:
Title:
AGREED TO AND ACCEPTED

[PARTICIPANT NAME]

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Exhibit B
RELEASE
RELEASE OF CLAIMS AGREEMENT
[●] ("you") and HA Sustainable Infrastructure Capital, Inc. ("Company") (collectively, "the Parties") have agreed to enter into this Release of Claims Agreement ("Agreement") on the following terms:
You acknowledge that your employment with the Company terminated effective _______, 20__ (the "Termination Date"). You further acknowledge that, regardless of signing this Agreement, you have received (i) your final paycheck, which includes your final salary through your last day of service, less withholdings; and (ii) reimbursement of all reasonable business expenses incurred by you during your employment for which you are entitled to reimbursement pursuant to the applicable Company policy. The Parties acknowledge that except as provided for in the Separation Agreement, all benefits and perquisites of employment cease as of the Termination Date.
Further, if you (i) duly execute this Agreement and return this Agreement to the Company within twenty-one (21) days following the Termination Date, (ii) do not revoke the Agreement as permitted below, (iii) remain at all times in continued compliance with this Agreement, and (iv) the provisions of the Appendix A have not been breached and will not be breached, then the Company will provide you or your estate or beneficiaries with the payments set forth in the Appendix A and the Plan (together, the "Severance Benefits"), as applicable at this time. For the avoidance of doubt, in the event that you breach this Agreement, you will no longer be entitled to, and the Company will no longer be obligated to provide (or continue to provide), the Severance Benefits.
You understand and agree that you are not entitled to any compensation, benefits, remuneration, accruals, contributions, reimbursements, bonus, option grant, vesting, or vacation or other payments from the Company other than those expressly set forth in this Agreement, and that any and all payments and benefits you may receive under this Agreement are subject to all applicable taxes and withholdings.
In exchange for the Severance Benefits, which you acknowledge exceed any amounts to which you otherwise may be entitled under the Company's policies and practices or applicable law, you and your representatives completely release from, and agree to not file, cause to be filed or pursue against, the Company, their affiliated, related, parent or subsidiary companies, and their present and former directors, officers, and employees (the "Released Parties") all claims, complaints, grievances, causes of action, or charges of any kind, known and unknown, asserted or unasserted ("Claims"), which you may now have or have ever had against any of them ("Released Claims"). Released Claims include, but are not limited to:
•    all Claims arising from your employment with the Released Parties or the termination of that employment, including Claims for wrongful termination or retaliation;
•    all Claims related to your compensation or benefits from the Released Parties, including salary, wages, bonuses, commissions, incentive compensation, profit sharing, retirement benefits, paid time off, vacation, sick leave, leaves of absence, expense reimbursements, equity, severance pay, and fringe benefits;
•    all Claims for breach of contract, breach of quasi-contract, promissory estoppel, detrimental reliance, and breach of the implied covenant of good faith and fair dealing;
•    all tort Claims, including Claims for fraud, defamation, slander, libel, negligent or intentional infliction of emotional distress, personal injury, negligence, compensatory or punitive damages, negligent or intentional misrepresentation, and discharge in violation of public policy;
•    all federal, state, and local statutory Claims, including Claims for discrimination, harassment, retaliation, attorneys' fees, medical expenses, experts' fees, costs and disbursements; and

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•    any other Claims of any kind whatsoever, from the beginning of time until the date you sign this Agreement, in each case whether based on contract, tort, statute, local ordinance, regulation or any comparable law in any jurisdiction.
By way of example and not in limitation, Released Claims include any Claims arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq.; the Civil Rights Act of 1991; the Civil Rights Acts of 1866 and/or 1871, 42 U.S.C. Section 1981; the Americans with Disabilities Act, 42 U.S.C. 12101 et seq.; the Age Discrimination in Employment Act ("ADEA"), 29 U.S.C. § 621 et seq.; the Family Medical Leave Act, 29 U.S.C. § 2601 et seq.; the Employee Retirement Income Security Act of 1974 ("ERISA"), 29 U.S.C. § 1001 et seq.; the federal Worker Adjustment Retraining Notification Act ("WARN Act"), 29 U.S.C. § 2102 et seq; or any comparable law in Maryland or any other jurisdiction. The Parties intend for this release to be enforced to the fullest extent permitted by law. YOU UNDERSTAND AND AGREE THAT THIS AGREEMENT CONTAINS A GENERAL RELEASE OF ALL CLAIMS.
You agree that the consideration you are receiving in exchange for your general release of claims shall be offset against any state or federal WARN Act (or other) notice or pay in lieu of notice obligation, if any, that the Company may be found to have in the future.
You represent that you have not initiated, filed, or caused to be filed and agree not to initiate, file or cause to be filed any Released Claims against any Released Parties with respect to any aspect of your employment by or termination from employment with the Company or with respect to any other Released Claim. You expressly covenant and warrant that you have not assigned or transferred to any person or entity any portion of any Released Claims that are waived, released and/or discharged herein. If you nonetheless file, cause to be filed, or pursue any Released Claims against one or more Released Party, you will pay to each such Released Party any costs or expenses (including attorneys' fees and court costs) incurred by such Released Party in connection with such action, claim or suit.
In this paragraph, we provide you with specific information required under the ADEA. You acknowledge that you have received and reviewed any and all information required, if any, by the ADEA/Older Workers Benefit Protection Act pertaining to your termination from the Company. You agree that your release of claims in this Agreement includes a knowing and voluntary waiver of any rights you may have under the ADEA. You acknowledge that you have been given an opportunity to consider for twenty-one (21) days the terms of this Agreement, although you may sign beforehand, and that you are advised by the Company to consult with an attorney. You further understand that you can revoke your waiver of ADEA claims within seven (7) days of signing this Agreement, but that you will not be eligible for any Severance Benefits if you revoke your waiver. Revocation must be made by delivering a written notice of revocation to the Chief Human Resources Officer. You acknowledge and agree that for the revocation to be effective, the written notice must be received no later than the close of business (5:00 p.m. local time) on the seventh day after you sign this Agreement. This Agreement will become effective and enforceable on the eighth day following your execution of this Agreement (the "Effective Date"), provided you have not exercised your right, as described herein, to revoke this Agreement. You further agree that any change to this Agreement, whether material or immaterial, will not restart the twenty-one (21) day review period.
Notwithstanding the foregoing, the Parties acknowledge and agree that you are not waiving or being required to waive (1) any right that cannot be waived as a matter of law, (2) rights for indemnification under U.S. and non-U.S. federal and state laws including, (3) rights for indemnification under any contract or agreement with the Company that provides for indemnification or under the Company's by-laws or under any insurance policies of the Company or its or their Affiliates, (4) rights to any vested benefits or pension funds; and (5) rights to seek worker's compensation or unemployment insurance benefits, subject to the terms and conditions thereof.
Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall prohibit or interfere with your exercising protected rights, including rights under the National Labor Relations Act; filing a charge with the Equal Employment Opportunity Commission or OSHA; reporting possible violations of law to or participating in an investigation by any federal, state or local government agency or commission such as the National Labor Relations Board, the Department of Labor or the Securities and Exchange Commission. You do, however, waive

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any right to receive any monetary award or benefit resulting from such a charge, report, or investigation related to any Released Claims, except that you may receive and fully retain a monetary award from a government-administered whistleblower award program. The Parties further acknowledge and agree that this Agreement shall not be construed as a waiver of any rights that are not subject to waiver by private agreement or otherwise cannot be waived as a matter of law.
You are hereby notified that 18 U.S.C. § 1833(b) states as follows: "An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal." Accordingly, notwithstanding any other provision of this Agreement to the contrary, you have the right to (1) disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of the law or (2) disclose trade secrets in a document filed in a lawsuit or other proceeding so long as that filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).
Except as provided herein, you further agree to maintain this Agreement and its contents in the strictest confidence and agree that you will not disclose the terms of this Agreement to any third party without the prior written consent of the Company, unless and to the extent otherwise required by law or in connection with enforcing this Agreement, except you may inform your legal and financial advisors provided you have advised such attorney or financial advisor to maintain the confidentiality of this Agreement and its contents and you remain responsible for maintaining the confidentiality of such information. Except as expressly permitted in the preceding two paragraphs, if you are obligated under law to disclose the contents of this Agreement you agree, to the extent possible, to provide the Company at least five (5) days prior written notice of such obligation.
You acknowledge and agree that you are subject to and continue to be bound by restrictive covenants including, without limitation those set forth in the Appendix A. In the event you violate such covenants, your right to receive the Severance Benefits shall cease and you shall be obligated to return all such payments less $1000. Cessation or repayment of the Severance Benefits shall not limit the Company's other remedies for enforcing such covenants.
You and the Company agree that this Agreement is not an admission of guilt or liability on the part of you and the Company under any national, federal, state or local law, whether statutory or common law. Liability for any and all claims is expressly denied by you and the Company.
This Agreement is the entire agreement and understanding between you and the Company concerning its subject matter and may only be amended in writing signed by you and by authorized representatives of the Company. If any provision of this Agreement or the application thereof to any person, place, or circumstance shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provision as applied to other person, places, and circumstances shall remain in full force and effect.
This Agreement, the legal relations between the Parties and any action, whether contractual or non-contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement shall be governed by and construed in accordance with the laws of the State of Maryland without regard to conflicts of law doctrines that require application of another law. Any legal action or suit related in any way to this Agreement shall be brought exclusively in the federal or state courts of the State of Maryland.
This Agreement may be executed in any number of counterparts (each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument) and delivered by electronic means.

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Finally, by your signature below, you acknowledge each of the following: (1) that you have read this Agreement or have been afforded every opportunity to do so; (2) that you are fully aware of the Agreement's contents and legal effect; and (3) that you have voluntarily chosen to enter into this Agreement, without duress or coercion, economic or otherwise, and based upon your own judgment and not in reliance upon any promises made by the Company other than those contained in this Agreement.
UNDERSTOOD AND AGREED:

_______________________________    DATE: ___________________
Name:
Title:

______________________________    DATE: ___________________
Name:
Title:

9.

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Exhibit C
BENEFIT TIERS
With respect to any Participant, unless otherwise set forth in a Participation Notice and Agreement, the following Severance Multiples, Welfare Continuation Periods, and Severance Payment Periods shall apply:

Benefit Tier	Eligible Positions, Titles
Tier A	Chief Executive Officer
Tier B	Other Executive Team
Tier C	Non-Executive Team Management Committee

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	Tier A	Tier B	Tier C
Qualifying Termination
Severance Multiple for Base Salary Component	3.00x (36 months)	1.50x (18 months)	1.00x (12 months)
Average Bonus	3.00x (3-year average)	1.50x (3-year average)	1.00x (3-year average)
Welfare Continuation Period (months)	24	18	12
Severance Payment Period (months)	Single lump sum	Single lump sum	Single lump sum
Constructive Termination	Yes	Yes	No

Qualifying Change in Control Termination
Severance Multiple	3.00x (36 months)	2.00x (24 months)	1.50x (18 months)
Average Bonus	3.00x (3-year average)	2.00x (3-year average)	1.50x (3-year average)
Welfare Continuation Period (months)	24	18	12
Severance Payment Period (months)	Single lump sum	Single lump sum	Single lump sum
Constructive Termination	Yes	Yes	No

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